Exhibit 99.1

MFA
FINANCIAL, INC.

One Vanderbilt Ave
New York, New York 10017

PRESS RELEASE	FOR IMMEDIATE RELEASE

May 6, 2021	NEW YORK METRO

INVESTOR CONTACT:	InvestorRelations@mfafinancial.com	NYSE: MFA
212-207-6488
www.mfafinancial.com

MEDIA CONTACT:	Abernathy MacGregor
Tom Johnson
212-371-5999

MFA Financial, Inc. Announces First Quarter 2021 Financial Results and Acquisition of Lima One Holdings, LLC

Earnings driven by strong portfolio performance and lower financing costs

Acquisition of leading business purpose loan originator secures substantial and reliable source of high quality assets - expected to be accretive to 2021 earnings

NEW YORK - MFA Financial, Inc. (NYSE:MFA) today provided its financial results for the first quarter ended March 31, 2021.

First Quarter 2021 financial results update:

•	MFA generated first quarter net income of $77.3 million, or $0.17 per common share.

•	MFA paid a regular cash dividend for the first quarter of $0.075 per share of common stock on April 30, 2021.

•	GAAP book value at March 31, 2021 was $4.63 per common share, while Economic book value, a non-GAAP financial measure of MFA’s financial position that adjusts GAAP book value by the amount of unrealized market value changes in residential whole loans held at carrying value for GAAP reporting, was $5.09 per common share at quarter-end.

•	Strong performance from our portfolio of residential mortgage assets drove first quarter earnings and increases in book value. Income from residential whole loans at fair value included $32.1 million of market value gains, while net CECL reserve releases contributed $22.8 million to net income as borrowers continue to perform well overall and macroeconomic forecasts reflect a more normal post-COVID environment. Changes in the fair value of loans held on our balance sheet at carrying value also contributed $0.08 per common share to Economic book value during the quarter.

•	We made further progress on initiatives to lower the cost of financing our investments with more durable forms of borrowing. Interest expense decreased approximately 27% or almost $11 million quarter over quarter. As previously announced, we completed a securitization of $217.5 million of business purpose rental loans, generating $48.4 million of additional liquidity. As the weighted average coupon of the bonds sold was 1.06%, this transaction lowered the funding rate of the underlying assets by more than 150 basis points. During the first quarter, we also completed a securitization transaction collateralized primarily by non-performing loans with an unpaid principal balance of $325.7 million and REO with an estimated value of $50.6 million, which lowered the funding costs for the associated assets by approximately 168 basis points. Subsequent to the end of the first quarter, we completed another securitization of Non-QM loans of $394.2 million, with a weighted average cost of bonds sold of 1.37%, lowering the funding rate by approximately 203 basis points.

•	On January 6, 2021, we redeemed all of our outstanding $100 million aggregate principal amount of 8.00% Senior Notes Due 2042.

•	Since March 1, 2021 through April 30, 2021, under our previously announced stock repurchase program, we repurchased 10,778,896 shares of common stock at an average price of $4.14 per share. Through March 31, 2021, these repurchases were accretive to both MFA’s GAAP book value and Economic book value by $0.01 per common share.

Commenting on the first quarter 2021 results, Craig Knutson, MFA’s CEO and President said, “MFA had a very strong first quarter of 2021, as our portfolio performed well and our ongoing efforts to use securitizations to term out and lower our funding costs drove financial results. We earned $0.17 per common share in the first quarter, and produced a GAAP total return of 3.6% and an economic total return of 5.0%. Through our stock repurchase program, we have purchased nearly 11 million shares in 2021 (through April 30, 2021) at an average price of $4.14 or approximately 80% of economic book value. Finally, subsequent to the end of the first quarter, we entered into an agreement to acquire substantially all of the remaining ownership interests not already owned by us in Lima One Holdings, LLC, a leading nationwide originator and servicer of business purpose loans (BPLs). With the acquisition of Lima One, we expect to materially enhance our capability to purchase and service BPLs, which include fix and flip, single family and other rental and multifamily loans. MFA has purchased over $1 billion of BPLs from Lima One since 2017, and we have made several investments in Lima One beginning in 2018. We’re excited to add the Lima One team to the MFA family.”

Mr. Knutson added, “Our first quarter results were driven by strong portfolio performance, with improving mortgage credit leading to a release of CECL reserves of $22.8 million in addition to the strong contribution from whole loans accounted for at fair value, which contributed approximately $50 million to income for the second quarter in a row. On the liability side, we continue to execute on our plan to reduce funding costs through securitizations. We completed a single family rental securitization in February 2021 and a re-lever of a non-performing loan securitization in March 2021. Subsequent to quarter end, we also executed our fourth Non-QM securitization. These transactions deliver a meaningful benefit by terming out non-mark-to-market financing while significantly reducing borrowing costs and also generating more liquidity. Our income statement demonstrates the impact of these transactions, as our interest expense decreased by 27% from the fourth quarter. This tailwind should be evidenced further in the second quarter, as these transactions took place in the middle and late first quarter (and the most recent in April 2021).”

Mr. Knutson continued, “We also took advantage of a strong housing market to continue to reduce our REO portfolio, selling 177 properties for aggregate proceeds of $50.6 million and generating $2.2 million of gains.”

Q1 2021 Portfolio Activity

MFA’s residential mortgage investment portfolio decreased by $215.0 million during the first quarter, primarily due to portfolio run-off. Acquisition of new investments were roughly double the prior quarter, with $212.0 million of Non-QM loans and $41.1 million of Business Purpose loans purchased during the quarter.

At March 31, 2021, the net carrying value of our investments in residential whole loans totaled $5.2 billion. Of this amount, $3.9 billion is recorded at carrying value and $1.3 billion is recorded at fair value on our consolidated balance sheet. Loans held at carrying value generated an overall yield of 4.42% during the quarter, a modest decrease from the prior quarter. Yields on purchased performing loans decreased from the prior quarter to 4.31% from 4.57%, while yields on purchased credit deteriorated loans decreased to 5.00% from 5.16% in the prior quarter. Overall delinquency rates on loans held at carrying value were largely unchanged from the prior quarter. The amount of Non-QM loans that were 60 or more days delinquent, measured as a percentage of the unpaid principal balance, increased during the quarter and was 8.0% at March 31, 2021, compared to 7.9% at December 31, 2020. In addition, the amount of purchased credit deteriorated loans that were 90 or more days delinquent, measured as a percentage of the unpaid principal balance, marginally increased during the quarter and was 19.0% at March 31, 2021, compared to 18.5% at December 31, 2020. Delinquency levels for our Rehabilitation loans decreased from the prior quarter, with loans that were 60 or more days delinquent totaling $149.2 million, compared to $161.8 million at December 31, 2020.

For the first quarter, a reversal of the provision for credit losses of $22.8 million was recorded on residential whole loans held at carrying value, primarily reflecting lower estimates of future rates of unemployment and lower loan balances. The total allowance for credit losses recorded on residential whole loans held at carrying value at March 31, 2021 was $63.2 million. In addition, as of March 31, 2021, reserves for credit losses totaling approximately $796,000 were recorded related to undrawn commitments on loans held at carrying value.

Net gains for the quarter on residential whole loans measured at fair value through earnings were $49.8 million, including unrealized gains in the fair value of the underlying loans of $32.1 million, and $17.7 million of coupon interest payments and other gains realized during the quarter. The percentage amount of fair value loans that were 90 or more days delinquent decreased slightly to 46.0% at March 31, 2021 from 47.0% at December 31, 2020.

In addition, as of the end of the quarter, we held approximately $220 million of REO properties, which decreased from $250 million as of the end of the fourth quarter as foreclosure activity in recent months has slowed, while asset sales continued. MFA’s proactive asset management team has been able to shorten liquidation timelines and increase property sale proceeds, leading to improved outcomes and better returns.

At the end of the first quarter, MFA held approximately $350 million of Securities, at fair value.

General and Administrative and other expenses

For the three months ended March 31, 2021, MFA’s costs for compensation and benefits and other general and administrative expenses were $15.2 million, or an annualized 2.41% of average stockholders’ equity for the quarter ended March 31, 2021. Our overall expense run rate returned to more normal levels this quarter, but were slightly elevated primarily due to costs incurred in connection with exiting certain warehouse lines that were replaced with securitization financing.

Stock Repurchase Program

On November 2, 2020, MFA’s Board of Directors authorized a share repurchase program under which MFA may repurchase up to $250 million of its common stock through the end of 2022. Under this program during the first quarter (in the period permitted under the program), the Company repurchased 5,946,678 shares of common stock at an average price of $4.09 per share. For the period from March 1, 2021 through April 30, 2021, the Company purchased 10,778,896 shares of common stock at an average price of $4.14 per share. As of April 30, 2021, the Company was permitted to purchase an additional $121.2 million of its common stock.

MFA expects to fund the share repurchases from current cash balances and future investment portfolio run-off. The Company currently has approximately 441.3 million shares of common stock outstanding.

The following table presents MFA’s asset allocation as of March 31, 2021, and the first quarter 2021 yield on average interest-earning assets, average cost of funds and net interest rate spread for the various asset types.

Table 1 - Asset Allocation

At March 31, 2021	Residential Whole Loans, at Carrying Value (1)	Residential Whole Loans, at Fair Value	Securities, at fair value	Real Estate Owned	Other, net (2)	Total
($ in Millions)
Fair Value/Carrying Value	$3,869	$1,320	$350	$220	$890	$6,649
Payable for Unsettled Purchases	—	(112)	—	—	—	(112)
Financing Agreements with non-mark-to-market collateral provisions	(795)	(239)	—	(7)	—	(1,041)
Financing Agreements with mark-to-market collateral provisions	(732)	(236)	(201)	(11)	—	(1,180)
Less Securitized Debt	(1,314)	(224)	—	(11)	—	(1,549)
Less Convertible Senior Notes	—	—	—	—	(225)	(225)
Net Equity Allocated	$1,028	$509	$149	$191	$665	$2,542
Debt/Net Equity Ratio (3)	2.8	x	1.6	x	1.3	x	0.2	x	1.6	x

For the Quarter Ended March 31, 2021
Yield on Average Interest Earning Assets (4)(5)	4.42%	N/A	22.25%	N/A	4.78%
Less Average Cost of Funds (6)	(2.53)	(3.41)	(2.02)	(4.29)	(2.92)
Net Interest Rate Spread	1.89%	N/A	20.23%	(4.29)%	1.86%

(1)	Includes $2.2 billion of Non-QM loans, $450.7 million of Rehabilitation loans, $449.0 million of Single-family rental loans, $128.0 million of Seasoned performing loans and $612.4 million of Purchased Credit Deteriorated Loans. At March 31, 2021, the total fair value of these loans is estimated to be approximately $4.1 billion.

(2)	Includes $780.7 million of cash and cash equivalents, $5.2 million of restricted cash and $81.4 million of capital contributions made to loan origination partners, as well as other assets and other liabilities.

(3)	Total Debt/Net Equity ratio represents the sum of borrowings under our financing agreements noted above as a multiple of net equity allocated.

(4)	Yields reported on our interest earning assets are calculated based on the interest income recorded and the average amortized cost for the quarter of the respective asset. At March 31, 2021, the amortized cost of our securities, at fair value was $274.0 million. In addition, the yield for residential whole loans at carrying value was 4.36%, net of 6 basis points of servicing fee expense incurred during the quarter. For GAAP reporting purposes, such expenses are included in Loan servicing and other related operating expenses in our statement of operations. Yield reported on Securities, at fair value includes $8.1 million of accretion recognized on the redemption of a RPL/NPL MBS security that was purchased at a discount. Excluding this accretion, the yield reported would have been 11.26%.

(5)	Interest payments received on residential whole loans at fair value is reported in Other Income as Net (loss)/gain on residential whole loans measured at fair value through earnings in our statement of operations. Accordingly, no yield is presented as such loans are not included in interest earning assets for reporting purposes.

(6)	Average cost of funds includes interest on financing agreements, Convertible Senior Notes and securitized debt.

The following table presents the activity for our residential mortgage asset portfolio for the three months ended March 31, 2021:

Table 2 - Investment Portfolio Activity Q1 2021

(In Millions)	December 31, 2020	Runoff (1)	Acquisitions	Other (2)	March 31, 2021	Change
Residential whole loans and REO	$5,575	$(484)	$253	$65	$5,409	$(166)
Securities, at fair value	400	(59)	—	10	351	(49)
Totals	$5,975	$(543)	$253	$75	$5,760	$(215)

(1)	Primarily includes principal repayments, cash collections on Purchased Credit Deteriorated Loans and sales of REO.

(2)	Primarily includes changes in fair value, draws on previously originated Rehabilitation loans and adjustments to record lower of cost or estimated fair value adjustments on REO.

The following tables present information on our investments in residential whole loans.

Residential Whole Loans, at Carrying Value at March 31, 2021 and December 31, 2020:

Table 3 - Portfolio composition

(Dollars In Thousands)	March 31, 2021	December 31, 2020
Purchased Performing Loans:
Non-QM loans	$2,243,444	$2,357,185
Rehabilitation loans	464,385	581,801
Single-family rental loans	451,791	446,374
Seasoned performing loans	128,069	136,264
Total Purchased Performing Loans	3,287,689	3,521,624
Purchased Credit Deteriorated Loans	644,611	673,708
Total Residential whole loans, at carrying value	$3,932,300	$4,195,332
Allowance for credit losses on residential whole loans held at carrying value	(63,244)	(86,833)
Total Residential whole loans at carrying value, net	$3,869,056	$4,108,499

Number of loans	12,575	13,112

Table 4 - Yields and average balances

	For the Three-Month Period Ended
	March 31, 2021			December 31, 2020			March 31, 2020
(Dollars in Thousands)	Interest	Average Balance	Average Yield (1)	Interest	Average Balance	Average Yield	Interest	Average Balance	Average Yield
Purchased Performing Loans:
Non-QM loans	$22,114	$2,315,890	3.82%	$24,316	$2,435,751	3.99%	$49,070	$4,132,283	4.75%
Rehabilitation loans	6,668	540,549	4.93%	9,983	669,320	5.97%	15,327	1,035,738	5.92%
Single-family rental loans	6,278	447,585	5.61%	6,193	470,197	5.27%	7,343	489,338	6.00%
Seasoned performing loans	1,990	132,897	5.99%	1,993	143,926	5.54%	2,600	171,726	6.06%
Total Purchased Performing Loans	37,050	3,436,921	4.31%	42,485	3,719,194	4.57%	74,340	5,829,085	5.10%
Purchased Credit Deteriorated Loans	8,290	662,924	5.00%	8,973	694,988	5.16%	9,146	755,453	4.84%
Total Residential whole loans, at carrying value	$45,340	$4,099,845	4.42%	$51,458	$4,414,182	4.66%	$83,486	$6,584,538	5.07%

(1)	Average yield reported for Single-family rental loans for the three-month period ended March 31, 2021 excludes $804,000 of prepayment penalties that are collected on loans that payoff before a specified date. For GAAP reporting purposes, prepayment penalties are reported in Other income. If such fees were included in interest income, the reported yield for the period ended March 31, 2021 would have been 6.33%.

Table 5 - Credit related metrics

March 31, 2021

			Unpaid Principal	Weighted Average	Weighted Average Term to	Weighted Average	Weighted Average	Aging by Amortized Cost Basis
	Carrying	Amortized	Balance	Coupon	Maturity	LTV	Original		Past Due Days
(Dollars In Thousands)	Value	Cost Basis	(“UPB”)	(1)	(Months)	Ratio (2)	FICO (3)	Current	30-59	60-89	90+
Purchased Performing Loans:
Non-QM loans (4)	$2,228,899	$2,243,444	$2,183,662	5.82%	350	64%	713	$1,975,505	$89,767	$42,912	$135,260
Rehabilitation loans (4)	450,717	464,385	464,385	7.23	3	64	719	293,931	21,296	12,167	136,991
Single-family rental loans (4)	449,045	451,791	447,072	6.29	320	70	730	421,258	4,507	1,935	24,091
Seasoned performing loans (4)	128,003	128,069	139,847	3.12	169	39	723	115,315	2,445	1,589	8,721
Purchased Credit Deteriorated Loans (4)(5)	612,392	644,611	751,759	4.49	285	75	N/A	N/M	N/M	N/M	117,509
Residential whole loans, at carrying value, total or weighted average	$3,869,056	$3,932,300	$3,986,725	5.72%	288

December 31, 2020

			Unpaid Principal	Weighted Average	Weighted Average Term to	Weighted Average	Weighted Average	Aging by Amortized Cost Basis
	Carrying	Amortized	Balance	Coupon	Maturity	LTV	Original		Past Due Days
(Dollars In Thousands)	Value	Cost Basis	(“UPB”)	(1)	(Months)	Ratio (2)	FICO (3)	Current	30-59	60-89	90+
Purchased Performing Loans:
Non-QM loans (4)	$2,336,117	$2,357,185	$2,294,086	5.84%	351	64%	712	$2,099,134	$73,163	$36,501	$148,387
Rehabilitation loans (4)	563,430	581,801	581,801	7.29	3	63	719	390,706	29,315	25,433	136,347
Single-family rental loans (4)	442,456	446,374	442,208	6.32	324	70	730	415,386	6,652	3,948	20,388
Seasoned performing loans (4)	136,157	136,264	149,004	3.30	171	40	723	124,877	2,186	1,170	8,031
Purchased Credit Deteriorated Loans (4)(5)	630,339	673,708	782,319	4.46	287	76	N/A	N/M	N/M	N/M	119,621
Residential whole loans, at carrying value, total or weighted average	$4,108,499	$4,195,332	$4,249,418	5.77%	282

(1)	Weighted average is calculated based on the interest bearing principal balance of each loan within the related category. For loans acquired with servicing rights released by the seller, interest rates included in the calculation do not reflect loan servicing fees. For loans acquired with servicing rights retained by the seller, interest rates included in the calculation are net of servicing fees.

(2)	LTV represents the ratio of the total unpaid principal balance of the loan to the estimated value of the collateral securing the related loan as of the most recent date available, which may be the origination date. For Rehabilitation loans, the LTV presented is the ratio of the maximum unpaid principal balance of the loan, including unfunded commitments, to the estimated “after repaired” value of the collateral securing the related loan, where available. For certain Rehabilitation loans, totaling $151.7 million and $189.9 million at March 31, 2021 and December 31, 2020, respectively, an after repaired valuation was not obtained and the loan was underwritten based on an “as is” valuation. The weighted average LTV of these loans based on the current unpaid principal balance and the valuation obtained during underwriting, is 68% and 69% at March 31, 2021 and December 31, 2020, respectively. Excluded from the calculation of weighted average LTV are certain low value loans secured by vacant lots, for which the LTV ratio is not meaningful.

(3)	Excludes loans for which no Fair Isaac Corporation (“FICO”) score is available.

(4)	At March 31, 2021 and December 31, 2020, the difference between the Carrying Value and Amortized Cost Basis represents the related allowance for credit losses.

(5)	Purchased Credit Deteriorated Loans tend to be characterized by varying performance of the underlying borrowers over time, including loans where multiple months of payments are received in a period to bring the loan to current status, followed by months where no payments are received. Accordingly, delinquency information is presented only for loans that are more than 90 days delinquent.

Table 6 - LTV 90+ Days Delinquencies

The following table presents certain information regarding the Company’s Residential whole loans that are 90 days or more delinquent:

	March 31, 2021
(Dollars In Thousands)	Carrying Value / Fair Value	UPB	LTV (1)
Purchased Credit Deteriorated Loans	$117,509	$142,850	85.9%
Non-QM loans	$135,260	$132,732	65.7%
Rehabilitation loans	$136,991	$136,991	65.7%
Single-family rental loans	$24,091	$24,052	73.4%
Seasoned performing loans	$8,721	$9,449	50.7%
Residential whole loans, at fair value	$555,171	$584,025	82.6%

	December 31, 2020
(Dollars In Thousands)	Carrying Value / Fair Value	UPB	LTV (1)
Purchased Credit Deteriorated Loans	$119,621	$145,028	86.7%
Non-QM loans	$148,387	$144,681	65.9%
Rehabilitation loans	$136,347	$136,347	65.8%
Single-family rental loans	$20,388	$20,233	72.7%
Seasoned performing loans	$8,031	$8,823	55.1%
Residential whole loans, at fair value	$571,729	$625,621	86.8%

(1)	LTV represents the ratio of the total unpaid principal balance of the loan to the estimated value of the collateral securing the related loan as of the most recent date available, which may be the origination date. For Rehabilitation loans, the LTV presented is the ratio of the maximum unpaid principal balance of the loan, including unfunded commitments, to the estimated “after repaired” value of the collateral securing the related loan, where available. For certain Rehabilitation loans, an after repaired valuation was not obtained and the loan was underwritten based on an “as is” valuation. Excluded from the calculation of weighted average LTV are certain low value loans secured by vacant lots, for which the LTV ratio is not meaningful.

Table 7 - Allowance for Credit Losses

The following table presents a roll-forward of the allowance for credit losses on the Company’s Residential Whole Loans, at Carrying Value:

	Three Months Ended March 31, 2021
(Dollars In Thousands)	Non-QM Loans	Rehabilitation Loans (1)(2)	Single-family Rental Loans	Seasoned Performing Loans	Purchased Credit Deteriorated Loans (3)	Totals
Allowance for credit losses at December 31, 2020	$21,068	$18,371	$3,918	$107	$43,369	$86,833
Current provision	(6,523)	(3,700)	(1,172)	(41)	(10,936)	(22,372)
Write-offs	—	(1,003)	—	—	(214)	(1,217)
Allowance for credit losses at March 31, 2021	$14,545	$13,668	$2,746	$66	$32,219	$63,244

	Three Months Ended March 31, 2020
(Dollars In Thousands)	Non-QM Loans (4)	Rehabilitation Loans (1)(2)	Single-family Rental Loans	Seasoned Performing Loans	Purchased Credit Deteriorated Loans (3)	Totals
Allowance for credit losses at December 31, 2019	$388	$2,331	$62	$—	$244	$3,025
Transition adjustment on adoption of ASU 2016-13 (5)	6,904	517	754	19	62,361	70,555
Current provision	26,358	33,213	6,615	230	8,481	74,897
Write-offs	—	(428)	—	—	(219)	(647)
Valuation adjustment on loans held for sale	70,181	—	—	—	—	70,181
Allowance for credit and valuation losses at March 31, 2020	$103,831	$35,633	$7,431	$249	$70,867	$218,011

(1)	In connection with purchased Rehabilitation loans, the Company had unfunded commitments of $54.4 million and $123.1 million as of March 31, 2021 and 2020, respectively, with an allowance for credit losses of $795,905 and $3.5 million at March 31, 2021 and 2020, respectively. Such allowance is included in “Other liabilities” in the Company’s consolidated balance sheets.

(2)	Includes $149.2 million and $110.8 million of loans that were assessed for credit losses based on a collateral dependent methodology as of March 31, 2021 and 2020, respectively.

(3)	Includes $87.7 million and $74.5 million of loans that were assessed for credit losses based on a collateral dependent methodology as of March 31, 2021 and 2020, respectively.

(4)	Includes Non-QM loans held-for-sale with a net carrying value of $895.3 million at March 31, 2020.

(5)	Of the $70.6 million of reserves recorded on adoption of ASU 2016-13, $8.3 million was recorded as an adjustment to stockholders’ equity and $62.4 million was recorded as a “gross up” of the amortized cost basis of Purchased Credit Deteriorated Loans.

Residential Whole Loans, at fair value at March 31, 2021 and December 31, 2020:

Table 8 - Credit related metrics

(Dollars in Thousands)	March 31, 2021 (1)	December 31, 2020
Less than 60 Days Past Due:
Outstanding principal balance	$590,813	$602,292
Aggregate fair value	$596,805	$595,521
Weighted Average LTV Ratio (2)	69.46%	72.57%
Number of loans	2,975	3,033

60 Days to 89 Days Past Due:
Outstanding principal balance	$58,625	$54,180
Aggregate fair value	$56,021	$49,652
Weighted Average LTV Ratio (2)	70.56%	82.11%
Number of loans	293	263

90 Days or More Past Due:
Outstanding principal balance	$584,025	$625,621
Aggregate fair value	$555,171	$571,729
Weighted Average LTV Ratio (2)	82.56%	86.78%
Number of loans	2,170	2,326
Total Residential whole loans, at fair value	$1,207,997	$1,216,902

(1)	Excluded from this table are approximately $112.2 million of Residential whole loans, at fair value for which the closing of the purchase transaction had not occurred as of March 31, 2021.

(2)	LTV represents the ratio of the total unpaid principal balance of the loan, to the estimated value of the collateral securing the related loan. Excluded from the calculation of weighted average LTV are certain low value loans secured by vacant lots, for which the LTV ratio is not meaningful.

Table 9 - Net gain/(loss) on residential whole loans measured at fair value through earnings

	Three Months Ended March 31,
(In Thousands)	2021	2020
Coupon payments, realized gains, and other income received (1)	$16,676	$19,036
Net unrealized gains	32,088	(74,556)
Net gain on transfers to REO	1,045	2,760
Total	$49,809	$(52,760)

(1)	Primarily includes gains on liquidation of non-performing loans, including the recovery of delinquent interest payments, recurring coupon interest payments received on mortgage loans that are contractually current, and cash payments received from private mortgage insurance on liquidated loans.

Webcast

MFA Financial, Inc. plans to host a live audio webcast of its investor conference call on Thursday, May 6, 2021, at 10:00 a.m. (Eastern Time) to discuss its first quarter 2021 financial results. The live audio webcast will be accessible to the general public over the internet at http://www.mfafinancial.com through the “Webcasts & Presentations” link on MFA’s home page. To listen to the conference call over the internet, please go to the MFA website at least 15 minutes before the call to register and to download and install any needed audio software. Earnings presentation materials will be posted on the MFA website prior to the conference call and an audio replay will be available on the website following the call.

Cautionary Language Regarding Forward-Looking Statements

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “will,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “could,” “would,” “may,” the negative of these words or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. These forward-looking statements include information about possible or assumed future results with respect to our business, financial condition, liquidity, results of operations, plans and objectives.  Statements regarding the following subjects, among others, may be forward-looking: risks related to the ongoing spread of the novel coronavirus and the COVID-19 pandemic, including the pandemic’s effect on the general economy and our business, financial position and results of operations (including, among other potential effects, increased delinquencies and greater than expected losses in our whole loan portfolio); changes in interest rates and the market (i.e., fair) value of MFA’s residential whole loans, MBS and other assets; changes in the prepayment rates on residential mortgage assets, an increase of which could result in a reduction of the yield on certain investments in its portfolio and could require MFA to reinvest the proceeds received by it as a result of such prepayments in investments with lower coupons, while a decrease in which could result in an increase in the interest rate duration of certain investments in MFA’s portfolio making their valuation more sensitive to changes in interest rates and could result in lower forecasted cash flows; credit risks underlying MFA’s assets, including changes in the default rates and management’s assumptions regarding default rates on the mortgage loans in MFA’s residential whole loan portfolio; MFA’s ability to borrow to finance its assets and the terms, including the cost, maturity and other terms, of any such borrowings; implementation of or changes in government regulations or programs affecting MFA’s business; MFA’s estimates regarding taxable income, the actual amount of which is dependent on a number of factors, including, but not limited to, changes in the amount of interest income and financing costs, the method elected by MFA to accrete the market discount on residential whole loans and the extent of prepayments, realized losses and changes in the composition of MFA’s residential whole loan portfolios that may occur during the applicable tax period, including gain or loss on any MBS disposals and whole loan modifications, foreclosures and liquidations; the timing and amount of distributions to stockholders, which are declared and paid at the discretion of MFA’s Board and will depend on, among other things, MFA’s taxable income, its financial results and overall financial condition and liquidity, maintenance of its REIT qualification and such other factors as MFA’s Board deems relevant; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended (or the “Investment Company Act”), including statements regarding the concept release issued by the Securities and Exchange Commission (“SEC”) relating to interpretive issues under the Investment Company Act with respect to the status under the Investment Company Act of certain companies that are engaged in the business of acquiring mortgages and mortgage-related interests; MFA’s ability to continue growing its residential whole loan portfolio, which is dependent on, among other things, the supply of loans offered for sale in the market; expected returns on MFA’s investments in nonperforming residential whole loans (“NPLs”), which are affected by, among other things, the length of time required to foreclose upon, sell, liquidate or otherwise reach a resolution of the property underlying the NPL, home price values, amounts advanced to carry the asset (e.g., taxes, insurance, maintenance expenses, etc. on the underlying property) and the amount ultimately realized upon resolution of the asset; targeted or expected returns on MFA’s investments in recently-originated loans, the performance of which is, similar to MFA’s other mortgage loan investments, subject to, among other things, differences in prepayment risk, credit risk and financing cost associated with such investments; risks associated with MFA’s investments in MSR-related assets, including servicing, regulatory and economic risks, risks associated with our investments in loan originators, risks associated with investing in real estate assets, including changes in business conditions and the general economy, and risks associated with our expected acquisition of Lima One Holdings, LLC, including the timing of the completion of such acquisition and the expected benefits to be derived from such acquisition (including, among other benefits, accretion to MFA’s earnings, Lima One’s ability to grow and lower financing costs for Lima One’s assets). These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements are based on beliefs, assumptions and expectations of MFA’s future performance, taking into account all information currently available. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MFA FINANCIAL, INC.
CONSOLIDATED BALANCE SHEETS

(In Thousands Except Per Share Amounts)	March 31, 2021	December 31, 2020
	(Unaudited)
Assets:
Residential whole loans:
Residential whole loans, at carrying value ($2,366,285 and $2,704,646 pledged as collateral, respectively) (1)	$3,932,300	$4,195,332
Residential whole loans, at fair value ($889,100 and $827,001 pledged as collateral, respectively) (1)	1,320,199	1,216,902
Allowance for credit losses on residential whole loans held at carrying value	(63,244)	(86,833)
Total residential whole loans, net	5,189,255	5,325,401
Securities, at fair value ($350,115 and $399,999 pledged as collateral, respectively)	350,115	399,999
Cash and cash equivalents	780,714	814,354
Restricted cash	5,150	7,165
Other assets	392,726	385,381
Total Assets	$6,717,960	$6,932,300

Liabilities:
Financing agreements ($2,974,578 and $3,366,772 held at fair value, respectively)	$3,995,982	$4,336,976
Other liabilities	179,712	70,522
Total Liabilities	$4,175,694	$4,407,498

Stockholders’ Equity:
Preferred stock, $0.01 par value; 7.5% Series B cumulative redeemable; 8,050 shares authorized; 8,000 shares issued and outstanding ($200,000 aggregate liquidation preference)	$80	$80
Preferred stock, $0.01 par value; 6.5% Series C fixed-to-floating rate cumulative redeemable; 12,650 shares authorized; 11,000 shares issued and outstanding ($275,000 aggregate liquidation preference)	110	110
Common stock, $0.01 par value; 874,300 and 874,300 shares authorized; 446,114 and 451,714 shares issued and outstanding, respectively	4,461	4,517
Additional paid-in capital, in excess of par	3,825,606	3,848,129
Accumulated deficit	(1,361,664)	(1,405,327)
Accumulated other comprehensive income	73,673	77,293
Total Stockholders’ Equity	$2,542,266	$2,524,802
Total Liabilities and Stockholders’ Equity	$6,717,960	$6,932,300

(1)	Includes approximately $1.5 billion and $1.4 billion of Residential whole loans, at carrying value and $311.6 million and $382.3 million of Residential whole loans, at fair value transferred to consolidated variable interest entities (“VIEs”) at March 31, 2021 and December 31, 2020, respectively. Such assets can be used only to settle the obligations of each respective VIE.

MFA FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
(In Thousands, Except Per Share Amounts)	2021	2020
	(Unaudited)	(Unaudited)
Interest Income:
Residential whole loans held at carrying value	$45,340	$83,486
Securities, at fair value	16,459	58,581
Other interest-earning assets	—	2,907
Cash and cash equivalent investments	54	486
Interest Income	$61,853	$145,460

Interest Expense:
Asset-backed and other collateralized financing arrangements	$26,050	$77,859
Other interest expense	4,020	5,900
Interest Expense	$30,070	$83,759

Net Interest Income	$31,783	$61,701

Reversal/(Provision) for credit and valuation losses on residential whole loans	$22,750	$(150,711)
Net Interest Income after Provision for Credit and Valuation Losses	$54,533	$(89,010)

Other Income, net:
Impairment and other losses on securities available-for-sale and other assets	$—	$(419,651)
Net realized gain/(loss) on sales of residential mortgage securities and residential whole loans	—	(238,380)
Net unrealized gain/(loss) on residential mortgage securities measured at fair value through earnings	101	(77,961)
Net gain/(loss) on residential whole loans measured at fair value through earnings	49,809	(52,760)
Other, net	3,607	(2,011)
Other Income/(Loss), net	$53,517	$(790,763)

Operating and Other Expense:
Compensation and benefits	$8,437	$8,899
Other general and administrative expense	6,792	4,575
Loan servicing, financing and other related costs	7,299	11,280
Costs associated with restructuring/forbearance agreement	—	4,468
Operating and Other Expense	$22,528	$29,222

Net Income/(Loss)	$85,522	$(908,995)
Less Preferred Stock Dividend Requirement	$8,219	$5,215
Net Income/(Loss) Available to Common Stock and Participating Securities	$77,303	$(914,210)

Basic Earnings/(Loss) per Common Share	$0.17	$(2.02)
Diluted Earnings/(Loss) per Common Share	$0.17	$(2.02)

Reconciliation of GAAP Book Value per Common Share to non-GAAP Economic Book Value per Common Share

“Economic book value” is a non-GAAP financial measure of our financial position. To calculate our Economic book value, our portfolios of Residential whole loans at carrying value are adjusted to their fair value, rather than the carrying value that is required to be reported under the GAAP accounting model applied to these loans. This adjustment is also reflected in our end of period stockholders’ equity in the table below. Management considers that Economic book value provides investors with a useful supplemental measure to evaluate our financial position as it reflects the impact of fair value changes for all of our residential mortgage assets, irrespective of the accounting model applied for GAAP reporting purposes. Economic book value does not represent and should not be considered as a substitute for Stockholders’ Equity, as determined in accordance with GAAP, and our calculation of this measure may not be comparable to similarly titled measures reported by other companies.

The following table provides a reconciliation of our GAAP book value per common share to our non-GAAP Economic book value per common share for the quarterly periods below:

(In Millions, Except Per Share Amounts)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
GAAP Total Stockholders’ Equity	$2,542.3	$2,524.8	$2,565.7	$2,521.1	$2,440.7
Preferred Stock, liquidation preference	(475.0)	(475.0)	(475.0)	(475.0)	(475.0)
GAAP Stockholders’ Equity for book value per common share	2,067.3	2,049.8	2,090.7	2,046.1	1,965.7
Adjustments:
Fair value adjustment to Residential whole loans, at carrying value	203.0	173.9	141.1	(25.3)	(113.5)

Stockholders’ Equity including fair value adjustment to Residential whole loans, at carrying value (Economic book value)	$2,270.3	$2,223.7	$2,231.8	$2,020.8	$1,852.2

GAAP book value per common share	$4.63	$4.54	$4.61	$4.51	$4.34
Economic book value per common share	$5.09	$4.92	$4.92	$4.46	$4.09
Number of shares of common stock outstanding	446.1	451.7	453.3	453.2	453.1